Sub-Item 77C

DREYFUS FUNDS, INC.

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     An Annual meeting of Shareholders (the “Meeting”) of Dreyfus Funds, Inc. (the “Company”), was held on August 20, 2009. A total of 77,968,341.745 of the Company’s outstanding shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the Company’s outstanding shares as follows:

The election of six Directors of the Company, effective September 1, 2009, to serve on the Board of Directors until their successors have been duly elected and qualified.

Joseph S. DiMartino
Affirmative Votes	Withheld Votes
71,760,496.162	6,207,845.583
James M. Fitzgibbons
Affirmative Votes	Withheld Votes
71,630,226.882	6,338,114.863
Kenneth A. Himmel
Affirmative Votes	Withheld Votes
71,884,526.287	6,123,815.458
Stephen J. Lockwood
Affirmative Votes	Withheld Votes
71,924,968.109	6,043,373.636
Roslyn M. Watson
Affirmative Votes	Withheld Votes
71,791,343.968	6,176,997.777
Benaree Pratt Wiley
Affirmative Votes	Withheld Votes
71,721,800.917	6,246,540.828